Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 12:36 PM 08/28/2006 FILED 12:27 PM 08/28/2006 SRV 060798909 – 4211249 FILE

CERTIFICATE OF INCORPORATION

OF

SUPER MICRO COMPUTER, INC.

FIRST: The name of the corporation is:

Super Micro Computer, Inc.

SECOND: The address of its registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 1,000.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Kathryn L. Clamar

DLA Piper Rudnick Gray Cary US L.L.P

153 Townsend Street, Suite 800

San Francisco, CA 94107

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of August 2006.

/s/ Kathryn L. Clamar
Kathryn L. Clamar, Incorporator

2